FORUM NATIONAL INVESTMENTS LTD.

September 30, 2009 and 2008 and 2007

Consolidated Financial Statements
(Expressed in Canadian dollars)

Management’s Responsibility for Financial Reporting

The consolidated financial statements of Forum National Investments Ltd. are the responsibility of the Company’s management. The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and reflect management’s best estimates and judgment based on information currently available.

Management has developed and is maintaining a system of internal controls to ensure that the Company’s assets are safeguarded, transactions are authorized and properly recorded, and financial information is reliable.

The Board of Directors is responsible for ensuring management fulfills its responsibilities. The Audit Committee reviews the results of the audit and the annual consolidated financial statements prior to their submission to the Board of Directors for approval.

The consolidated financial statements as at September 30, 2009 and 2008 and for the years then ended have been audited by BDO Canada LLP, Chartered Accountants, and their report outlines the scope of their examination and gives their opinion on the financial statements. The consolidated statements of operations, comprehensive income (loss) and deficit and cash flows for the nine-month period ended September 30, 2007 were audited by other auditors, who expressed an opinion without reservation on those statements in their report.

“Dan Clozza” (signed)

Dan Clozza
President

May, 14 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF FORUM NATIONAL INVESTMENTS LTD.

We have audited the consolidated balance sheets of Forum National Investments Ltd. as at September 30, 2009 and 2008, and the consolidated statements of operations, comprehensive income (loss) and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit approach provides a reasonable basis for our audit opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2009 and 2008 and the consolidated operations and cash flows for the years ended September 30, 2009 and 2008, in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at September 30, 2007 and for the nine-month period ended September 30, 2007 were audited by other auditors, who expressed an opinion without reservation on those statements in their report, dated March 12, 2008, except for note 4(a) which is as of March 2, 2009 and note 4(b) which is as of October 28, 2009.

/s/ BDO Canada LLP

Chartered Accountants

Vancouver, Canada
May 14, 2010

COMMENTS BY AUDITORS FOR US READERS ON CANADA – US REPORTING DIFFERENCES

In the United States, reporting standards for auditors requires the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 and by changes in accounting policy, such as those described in note 2 to the consolidated financial statements. Our report to the shareholders dated May 14, 2010 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the notes to the consolidated financial statements

/s/ BDO Canada LLP

Chartered Accountants

Vancouver, Canada
May 14, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF FORUM NATIONAL INVESTMENTS LTD.

We have audited the consolidated balance sheet of Forum National Investments Ltd. as at September 30, 2007 and the consolidated statements of operations and deficit and cash flows for the nine month period ended September 30, 2007, and the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2007 and the results of its operations and its cash flows for the period ended September 30, 2007, and the year ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada
March 12, 2008

Except as to note 4(a) which is as of March 2, 2009  and note 4 (b) which is as of October 28, 2009

COMMENTS BY AUDITORS FOR US READERS ON CANADA – US REPORTING DIFFERENCES

In the United States, reporting standards for auditors requires the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going-concern, such as those described in note 2 to the consolidated financial statements. Our report to the shareholders dated March 12, 2008 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the notes to the financial statements.

As discussed in Note 4 to the consolidated financial statements, the Company has restated its September 30, 2007 and December 31, 2006 consolidated financial statements

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, CanadaMarch 12, 2008

Except as to note 4(a) which is as of March 2, 2009  and note 4 (b) which is as of October 28, 2009

FORUM NATIONAL INVESTMENTS LTD.
Consolidated Balance Sheets
(Expressed in Canadian dollars)

	September 30,	September 30,
	2009	2008 (restated) (note 2(r))

Assets

Current
Cash and cash equivalents	$1,825,635	$228,864
Funds held in trust	–	79,493
Short-term deposits	14,685	14,210
Marketable securities (note 3)	2,240,375	–
Amounts and notes receivable (notes 5 and 19)	160,920	345,579
Life settlement contract receivable (note 6)	–	5,371,606
Other receivables	17,285	4,982
Prepaid expenses	119,678	5,738
Total Current Assets	4,378,578	6,050,471

Amounts and notes receivable (notes 5 and 19)	205,136	404,033
Investment in Life Settlement contracts (notes 5 and 6)	4,052,220	3,258,993
Related party advance (note 18)	205,000	-
Property and Equipment (note 7)	9,562,321	17,850,031
Intangible assets (note 8)	72,168	1,918,062

Total Assets	$18,475,423	$29,481,590

Liabilities and Shareholders’ Equity

Current
Accounts payable and accrued liabilities	$614,847	$897,956
Accounts payable – other (note 20(a))	–	1,203,277
Due to broker (note 3)	569,996	–
Secured borrowing (note 10)	263,694	137,321
Promissory note payable (note 20(b))	–	7,602,530
Deferred revenue, current portion (note 9)	1,439,840	1,088,003
Current portion of long-term debt (note 12)	145,625	363,756
Convertible debentures (note 11)	40,486	40,486
Loans from related parties (note 18)	486,379	1,089,031
Total Current Liabilities	3,560,867	12,422,360

Deferred Revenue (note 9)	1,482,092	2,404,163
Long-Term Debt (note 12)	5,222,774	4,211,715
Future income tax payable (note 14)	1,712,000	–
Total Liabilities	11,977,733	19,038,238

Shareholders’ Equity

Capital Stock (note 13)	25,810,369	24,255,952
Contributed Surplus (note 13(e))	2,757,581	2,913,377
Deficit	(22,070,260)	(16,725,977)
Total Shareholders’ Equity	6,497,690	10,443,352
Total Liabilities and Shareholders’ Equity	$18,475,423	$29,481,590
Nature of operations and ability to continue as going concern (note 1)
Contingency and Commitments (notes 16 and 17)
Subsequent events (note 22)
Approved on behalf of the Board:

/s/ Dan Clozza	Director	/s/ Martin Tutschek	Director
Dan Clozza		Martin Tutschek

See accompanying notes to consolidated financial statements.

FORUM NATIONAL INVESTMENTS LTD.
Consolidated Statements of Operations, Comprehensive Income (Loss) and Deficit
(Expressed in Canadian dollars)

			Nine-month
	Year Ended	Year Ended	Period Ended
	September 30,	September 30,	September 30,
	2009	2008 (restated)	2007 (restated)
		(note 2r)	(note 2r)
Revenues
Membership and travel	$3,514,525	$3,593,847	$2,320,916
Interest	50,702	106,364	149,275
Other	175,331	16,943	102,447
	3,740,558	3,717,154	2,572,638

Expenses
Wages (note 13)	1,751,700	3,060,503	3,437,026
General and administration (note 12)	2,813,517	2,367,823	1,171,197
Bad debt expense (note 5(a))	212,364	394,386	–
Commission costs	31,983	169,247	656,842
Amortization of property and equipment	406,785	86,078	68,106
Amortization of intangible assets (note 8)	684,738	684,738	–
	5,901,087	6,762,775	5,333,171
Loss before other income (expenses)	(2,160,529)	(3,045,621)	(2,760,533)

Other income (expenses)
Net gain on investment in life settlement contracts (note 6)	775,207	5,447,464	–
Gain on settlement of debt by guarantor	–	46,673	–
Foreign exchange gain (loss)	977,041	(585,119)	259,611
Loss on sale-lease back of vehicle	–	(45,040)	–
Write off of access rights to wholesale priced
condo accommodation (note 8)	–	(27,052)	–
Write-down of Needles project (note 7 and 20(b))	–	(1,619,163)	–
Gains on marketable securities	361,887	–	–
Impairment of intangible assets (note 8)	(1,233,324)	–	–
Impairment of property, plant & equipment (note 7)	(2,348,595)	(1,800,000)
Total Non-operating Income (Expense)	(1,467,784)	1,417,763	259,611

Income (Loss) Before Tax	(3,628,313)	(1,627,858)	(2,500,922)
Income Tax Recovery (Expense) (note 14)	(1,715,970)	9,401	–

Net Income (Loss) before Non-controlling interest	(5,344,283)	(1,618,457)	(2,500,927)
Net (Loss) attributable to Non-controlling Interest	–	(746,817)	–
Net Income (Loss) and Comprehensive Income (loss) for Period	(5,344,283)	(871,640)	(2,500,922)

Deficit, Beginning of Period	(16,725,977)	(15,854,337)	(13,353,415)

Deficit, End of Period	$(22,070,260)	$(16,725,977)	$(15,854,337)

Basic earnings (loss) per share	$(0.13)	$(0.02)	$(0.13)
Diluted earnings (loss) per share	$(0.13)	$(0.02)	$(0.13)

Weighted average number of common shares outstanding (note 13 (b))

See accompanying notes to consolidated financial statements.

FORUM NATIONAL INVESTMENTS LTD.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

			Nine-month
	Year Ended	Year Ended	Period Ended
	September 30,	September 30,	September 30,
	2009	2008 (restated )	2007 (restated)
Operating Activities
Net income/(loss)	$(5,344,283)	$(871,640)	$(2,500,922)
Adjustments to reconcile net income (loss) to net cash Provided by (used in) operating activities:
Net gain on life settlement contracts	(775,207)	(5,447,464)	–
Future income tax expense	1,712,000	–	–
Non-controlling interest	–	(746,817)	–
Deferred vacation membership revenue	(404,303)	(973,426)	(829,254)
Amortization of property and equipment	406,785	86,078	68,106
Amortization of intangible assets	684,738	687,962	–
Gains on marketable securities	(361,887)	–	–
Impairment on tangible assets	2,348,595	1,800,000	–
Impairment on intangible assets	1,233,324	27,052	–
Related party advance compensation (note 18)	20,000	–	–
Loss on sale-lease back of vehicle	–	45,040	–
Write down on Needles project	–	1,619,163	–
Accrued interest on loan from related party	–	53,820	–
Gain on settlement of debt	–	(46,673)	–
Revenue recognized on advances against future revenue streams	–	–	(17,139)
Stock-based compensation	–	–	2,944,536
Unrealized foreign exchange gain	–	–	(644,350)
Increase (decrease) in accounts, notes and other receivables	371,253	321,290	171,663
Increase in short-term deposits	(475)	–	–
Increase (decrease) in prepaid expenses	(113,940)	(5,738)	12,208
Increase (decrease) in accounts payable and accrued liabilities	(283,109)	398,523	(177,763)
Increase (decrease) in deferred revenue	(165,931)	2,400,019	739,386

Cash Used in Operating Activities	(672,440)	(652,811)	(233,529)

Investing Activities
Cash on-hand upon acquisition	–	814,003	–
Purchase of property and equipment	(2,070,200)	(5,183,301)	(1,882,212)
Purchase of intangible property	(72,168)	–	(32,425)
Purchase of Family Vacation Centers	–	(1,849,589)	–
Purchase of life settlement investments	–	(1,788,567)	–
Proceeds from life settlement	5,371,606	–	–
Payment of life insurance premiums	(18,020)	(1,118,127)	–
Realized proceeds on marketable securities	121,512	–	–
Purchase of marketable securities	(2,000,000)	–	–
Cash Used in Investing Activities	1,332,730	(9,125,581)	(1,914,637)

Financing Activities
Net proceeds received on share issuance	195,344	30,000	9,391,996
Additional contribution in Colorado River Resorts LLC	–	79,493	–
Funds held in trust	79,493	(79,493)	–
Amounts due to (from) related parties (note 18)	(827,653)	685,137	(42,047)
Borrowings (repayments) of Long-term debt	(62,544)	132,991	178,304
Proceeds from Long-term debt	855,472	226,882	602,866
Secured borrowing	126,373	137,321	–
Due to broker	569,996	–	–
Cash Provided by Financing Activities	936,481	1,212,331	10,131,119

Effect of foreign exchange on cash	-	170,720	–
Increase (Decrease) in Cash	1,596,771	(8,395,341)	7,982,952)
Cash and Cash Equivalents, Beginning of Period	228,864	8,624,205	641,253

Cash and Cash Equivalents, End of Period	$1,825,635	$228,864	$8,624,205

Supplemental cash flow information (note 21)
See accompanying notes to consolidated financial statements

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

1.	Nature of Operations and Ability to Continue as a Going Concern

The Company was incorporated on September 22, 1995 under the Business Corporations Act (British Columbia) and commenced operations on that date. On October 2, 1997, the Company was continued under the laws of the Province of Ontario. Effective February 26, 1999, the Company changed its name from Snowbird Vacations International Inc. to inTRAVELnet.com inc. and on April 17, 2002, the Company’s name was changed to Forum National Investments Ltd.

The Company earns income from investments in life settlement contracts, the sale of travel and fitness club memberships and monthly dues from the members of its travel and fitness clubs. As at September 30, 2009, the Company has an accumulated deficit of $22,070,260 and working capital of $817,711. The Company anticipates incurring substantial expenditures to further develop its life settlement and yacht charter lines of business. Although, the Company has cash on hand of $1.8 million and a working capital surplus as at September 30, 2009, the Company’s cash flow from operating activities may not be sufficient to satisfy its obligations as they come due as well as meeting the requirements of its capital investment programs and covenants on its long term debt. These factors cast substantial doubt about the Company’s ability to continue as a going concern. The continued existence of the Company is dependent upon its ability to generate profit from its life settlement investment and vacation club business to meet its obligations as they become due. If additional cash is needed, the Company intends to finance the future capital required to acquire life settlement contracts and continued operations from a combination of traditional debt and equity markets. However, there is no assurance that (a) traditional debt and equity markets may be accessible as required, or if so, on acceptable terms and, or (b) the demand for and selling prices of the Company’s products, may not be sufficient to meet cash flow expectation. The outcome of these matters cannot be predicted with certainty and therefore the Company may not be able to continue or expand operations as planned. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

2.	Significant Accounting Policies

(a)	Basis of presentation

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and include the accounts of the Company and the following subsidiaries:

		Incorporating	Date of Acquisition
Subsidiaries	Ownership	Jurisdiction	or Incorporation

inTRAVELnet.com inc.	100%	Alberta, Canada	November 9, 1999
Intravelnet Ltd.	100%	Ontario, Canada	July 25, 2003
ATM Travel Group Ltd. (“ATM”)	100%	British Columbia, Canada	April 3, 2000
International Fitness Vacations (BC) Ltd.	100%	British Columbia, Canada	December 31, 2006
Price Shield Systems Inc.	100%	Washington State, USA	February 27, 2007
American Life Settlement Society LLC	100%	State of Delaware, USA	November 15, 2007
Colorado River Resorts LLC	54%	California, USA	January 1, 2008

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(a)	Basis of presentation (continued)

All significant intercompany balances and transactions have been eliminated.

As described in note 23, Canadian GAAP differs in certain material aspects from accounting principles generally accepted in the United States (“US GAAP”).

(b)	Revenue recognition

The Company generates revenues from yacht charter operations, and the sale of travel memberships and dues. In accordance with CICA HB 3400, Revenue, the portion of revenue received from members, which entitles members to use the Company’s vacation and travel club privileges at a future date, is deferred and recognized in income evenly over the term of the member’s entitlements. For lifetime memberships, revenue is recognized over a period of five years, which is management’s best estimate of the period over which performance will be required. Revenue from yacht charter operations is recognized at the time the charters are provided.

(c)	Other income

Net gain on life settlement contracts

During the year ended September 30, 2008, the Company entered into the life settlement industry. The Company records investments in the life settlement contracts at fair value on each balance sheet date. Any changes to fair value will be recognized in the statements of operations in the period in which the changes occur. The Company recognizes in other income the difference between the death benefits and the carrying value of the policy when the Company determined that settlement and ultimate collection is reasonably assured.  Other income includes both recognized and un-recognized amounts and is presented net of related costs including premium costs.

Cash flows relating to the acquisition of the Company’s investments in life settlement contract and premiums are recognized as investing activities in the statement of cash flows. Proceeds from the maturity of a life settlement contract will be shown as cash in-flows from investing activities, with realized gain on maturity of life settlement policies as a reconciling item in the determination of net cash provided by operating activities.

Interest income is recognized as it is received.

Security transactions are recorded on a trade-date basis. Realized gains and losses on disposal of investments and unrealized gains and losses in the value of investments, are reflected in other income and are calculated on an average cost basis. Upon disposal of an investment, previously recognized unrealized gains or losses are reversed, so as to recognize the full realized gain or loss in the period of disposition.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(d)	Stock-based compensation

The Company follows the recommendations of the Canadian Institute of Chartered Accountants (“CICA) for stock-based compensation and other stock-based payments. The Company accounts for stock options granted to directors, employees and consultants using the fair value method. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model and charged to operations over the vesting period with a corresponding increase in contributed surplus. Upon exercise of the stock options, the consideration received together with the amount previously recognized in contributed surplus is recorded as an increase to capital stock. Options that are forfeited or expire that were previously recognized in contributed surplus are recorded as an increase to retained earnings.

(e)	Property and equipment

Property and equipment are stated at cost. Amortization is provided on a straight-line basis in order to amortize the cost of depreciable assets over their estimated useful lives. For assets constructed internally, amortization is charged once the asset is complete and brought into use.

The annual rates applied are as follows:

Asset	Basis	Rate

Motor vessels	Straight-line	6%
Vehicles	Straight-line	25%
Vehicles under capital lease	Straight-line	33%
Equipment	Straight-line	20%
Computers	Straight-line	30%
Leasehold improvements	Term of lease	5 years

(f)	Intangible assets

Intangible assets acquired in a business combination are identified and recognized at their fair values apart from goodwill when they arise from either contractual or other rights and may be sold, transferred, licensed, rented or exchanged, either individually or with a group of related assets or liabilities.

Indefinite life intangible assets are subjected to impairment tests on an annual basis or when events or circumstances indicate a potential impairment. If the carrying value of such assets exceeds the fair values, the assets are written down to fair value.

Intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are initially recognized at cost. Once an intangible asset’s expected useful life is determined to no longer be indefinite, it will be amortized over its remaining expected useful life.

The intangible asset under construction is the membership database, will be evaluated to determine the estimated useful life upon completion. The database is expected to be completed and enter service during fiscal 2010.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(f)	Intangibles (continued)

The membership database acquired in the Family Vacations Centre business acquisition is amortized on a straight-line basis over the remaining term of the memberships acquired up to a maximum of 5 years.

(g)	Foreign currency translation

Monetary assets and liabilities denominated in foreign currency have been translated into Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at the rates in effect at the time of the transaction. Foreign exchange gains and losses are included in the determination of net income or loss for the period.

Assets and liabilities of self-sustaining operations conducted in foreign currencies are translated into Canadian dollars at the exchange rate in effect at the balance sheet date.  Revenues and expenses are translated at average exchange rates for the year.  Unrealized gains or losses on translation of self-sustaining operations conducted in foreign currencies are shown as currency translation adjustments, a component of other comprehensive earnings.

The Company’s integrated operations, translate monetary assets and liabilities denominated in foreign currencies at exchange rates in effect at the balance sheet date and non-monetary items at historical rates. Revenues and expenses are translated at the exchange rate at the date of the transactions.  Gains and losses on translation are included in the income statement. The Company has determined that all of its subsidiaries are integrated foreign operations.

(h)	Factoring of note receivables

The Company has entered into arrangements whereby future streams of certain financed membership cash flows are sold to a third party (“Lender”) while the Company is committed to provide the future services under these membership contracts. The Company receives cash proceeds on the sale at a discount to the future proceeds that the Lender is expected to receive from the customers. The Lender has recourse against the Company should the amounts become uncollectible, and the Company establishes a reserve for such amounts. For accounting purposes, the discounted proceeds have been recorded as a liability at the time of the transaction (notes 5 and 19), which is accreted to the gross value through a charge to interest expense over the term of the membership contracts.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(i)	Earnings (loss) per share

Basic earnings-per-share is calculated using the weighted average number of common shares outstanding during the year and assumes conversion of all outstanding Series “B” Preference convertible shares. The Series “B” preferred convertible shares are included in the calculation of basic earnings (loss) per share because management considers these shares substantially equivalent to common stock. Management believes the Series “B” preferred shares are not “contingently issuable shares” and considers conversion at the option of the Series “B” holder does not constitute a barrier to conversion. Series “B” preferred convertible shares are without par value, are convertible to one common share for each preferred share held, have no rights to dividends, voting, profit sharing, or liquidation.

Series “A” preference convertible shares are not included in the calculation of basic earnings per share. Management believes the Series “A” preferred shares are “contingently issuable shares” and considers conditions for conversion of the Series “A” preferred shares to constitute a barrier to conversion as some target performance or event has not been met or occurred.

Under the treasury stock method, diluted earnings (loss)-per-share is calculated based upon the weighted average number of shares issued and outstanding during the year, adjusted by the total of the additional common shares that would have been outstanding assuming exercise of all stock options and conversion of all Series “A” Preference convertible shares without par value convertible to 50% of the outstanding common shares after conversion. See note 13(b) for calculation of weighted average share outstanding for calculation of diluted earnings per share.

(j)	Income taxes

Income taxes are accounted for under the asset and liability method. Future income tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss carry-forwards. Future income tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the substantial enactment date. To the extent that it is more likely than not those future income tax assets will not be realized, a valuation allowance is recorded for the excess.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(k)	Impairment of long lived assets

Long-lived assets are tested for impairment whenever circumstances indicate that the carrying value may not be recoverable. When events or circumstances indicate that the carrying amount of long-lived assets, other than indefinite life intangibles, are not recoverable, the long-lived assets are tested for impairment by comparing the estimate of future expected cash flows to the carrying amount of the assets or groups of assets. If the carrying value is not recoverable from future expected cash flows, any loss is measured as the amount by which the asset's carrying value exceeds fair value and recorded in the period. Recoverability is assessed relative to undiscounted cash flows from the direct use and disposition of the asset or group of assets.

For assets that are under construction, the Company evaluates recoverability when circumstances indicate that the carrying value of an asset may not be recoverable. Estimates of recoverability are based on undiscounted cash flows that is expected from the use and eventual disposition of the assets or when there is no undiscounted cash flows, the fair value of the asset on the reporting date. When impairment in value is noted, the carrying value of the property and equipment is reduced by a charge to operations.

(l)	Use of estimates and measurement uncertainty

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include the valuation of amounts and notes receivable, impairment of assets, including intangible assets, rates for amortization and revenue recognition, balances of accrued liabilities, income taxes provision, valuation allowance for future income tax assets, and the determination of the variables used in the calculation of fair value of life settlement contracts and stock-based compensation. While management believes the estimates used are reasonable, actual results could differ from those estimates and could impact future results of operations and cash flows.

(m)	Cash and cash equivalents

Securities with original maturities of three months or less are considered cash equivalents, at cost. The securities are highly liquid and can be converted to known amounts of cash at any time, and are held at major financial institutions. Accrued interest on the guaranteed investment certificates, included as cash equivalents, is at the stated interest rate over the term of the instrument and included in amounts receivable.

(n)	Comprehensive income

Comprehensive income includes both net earnings and other comprehensive income. Other comprehensive income (“OCI”) includes holding gains and losses on available for sale investments, gains and losses on certain derivative financial instruments and foreign currency gains and losses relating to self-sustaining foreign operations, all of which are not included in the calculation of net earnings until realized. The Company does not have any differences between net income (loss) and comprehensive income (loss) items for the periods presented.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(o)	Financial instruments

Financial instruments are initially recognized at fair value. The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable, willing parties who are under no compulsion to act.

Subsequent measurement depends on management’s classification of the financial assets as held-for-trading, available –for-sale, held-to-maturity or loans and receivables, and financial liabilities as held-for-trading or other liabilities. The classification of financial instruments depends on the nature of and the purpose of the financial instruments, management’s choice and in some circumstances, management’s intentions.

Held-for-trading

Financial instruments classified as held-for-trading are measured at fair value with the realized and unrealized changes in fair value recognized each reporting period through interest and financing costs, net on the consolidated statement of earnings.  Transaction costs for held-for-trading financial assets are expensed as incurred.

Available-for-sale

Financial assets classified as available-for-sale are measured at fair value with the unrealized changes in fair value recorded each reporting period in OCI, Investments in equity instruments classified as available-for-sale that do not have the quoted price in an active market are recorded at cost. Each reporting period, available-for-sale assets are written down to fair value through interest and financing costs, net on the consolidated statement of operations to reflect impairments that are considered to be other than temporary.  Transaction costs for available-for-sale financial assets are expensed as incurred.

Held-to-maturity, loans and receivables and other liabilities

Financial instruments classified as held-to-maturity, loans and receivables and other liabilities are measured at amortized cost using the effective interest method adding transaction costs that are directly attributable to the acquisition or issue of a financial asset or financial liability to the amount.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(o)	Financial instruments (continued)

The following table summarizes the Company’s selected financial instrument classifications:

Financial instrument	Classification

Cash and cash equivalents and funds held in trust	Held-for-trading
Short-term deposits	Held-to-maturity
Marketable securities	Held-for-trading
Amounts and notes receivable	Loans and receivables
Life settlement contract receivable	Loans and receivables
Other receivables and related party advance	Loans and receivables
Investment in life settlement contracts	Held-for-trading
Accounts payable and accrued liabilities	Other liabilities
Accounts payable - other	Other liabilities
Convertible debentures	Other liabilities
Secured borrowing and due to broker	Other liabilities
Long term debt and promissory note payable	Other liabilities
Loan from related parties	Other liabilities

(p)	Comprehensive income

Comprehensive income includes both net earnings and other comprehensive income. Other comprehensive income (“OCI”) includes holding gains and losses on available for sale investments, gains and losses on certain derivative financial instruments and foreign currency gains and losses relating to self-sustaining foreign operations, all of which are not included in the calculation of net earnings until realized. The Company does not have any comprehensive income items for the periods presented.

(q)	Business Segment

The Company operates in one reporting segment, the travel and vacation club. All of the Company’s operations, assets and employees are located in Canada.

The Company also invests in life settlement contracts in the United States. However, as at September 30, 2009, the life settlement business does not constitute a clearly identifiable business segment.

(r)	Adoption of new accounting standards

i. Financial Instruments – Disclosures – Revised section 3862

The amendments to CICA HB 3862 expand the disclosures required in respect of fair value measurements and liquidity risk.  The Company has not provided comparative information for these expanded disclosures in the current year in accordance with the transitional relief offered in these amendments.  The result of the expanded disclosures required the Company to identify the degree to which the fair value is observable.  The Company’s analysis is included in Note 5(d).

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(r)	Adoption of new accounting standards (continued)

ii. Goodwill and Intangible Assets – Section 3064 and Financial Statement Concept – Section 1000

As at October 1, 2008 the Company adopted CICA HB 3064 and the revised HB 1000 on a retrospective basis, with restatement, and as a result has recorded an adjustment of $1,599,590 to deficit previously reported as at September 30, 2008.  Whereas previously the Company deferred commission costs related to the sale of travel memberships and amortized these costs straight-line to income over a 5 year term these amounts no longer meet the criteria for asset recognition.  The Company also previously capitalized costs relating to the set up of future businesses.  As per the transitional requirements of the standards, the effects of adoption have been recorded on a retrospective basis.  Accordingly, the Company has reflected an increase of $228,455 to previously reported net loss for the fiscal period ended September 30, 2008, a $1,122,147 decrease in previously reported income for the period ended September 30, 2007, and a reduction to deficit at October 1, 2006 of $1,352,796.  The impact on the balance sheet was to reduce total assets in 2008 by $1,599,590 (2007: $1,641,251) and increase the retained deficit by $1,599,590 (2007: $1,641,251).  There were no income tax impact from these changes.

	Previously
	Reported 2008	Adjustments	Restated 2008
Assets
Deferred Organization Costs	$258,556	$(258,556)	$–
Deferred Costs, net	1,341,034	(1,341,034)	–
Total Assets	31,081,180	(1,599,590)	29,481,590

Shareholders’ Equity
Deficit	(15,126,387)	(1,599,590)	(16,725,977)
Total Shareholders’ Equity	12,042,942	(1,599,590)	10,443,352
Total Liabilities and Shareholders’ Equity	$31,081,180	$(1,599,590)	$29,481,590

Expenses
General and administration	$2,340,578	$27,245	$2,367,823
Commission cost	319,488	(150,241)	169,247
Total Expenses	6,885,771	(122,996)	6,762,775
Foreign exchange gain (loss)	(503,784)	(81,335)	(585,119)
Total Non-operating Income (Loss)	1,499,098	(81,335)	1,417,763
Net Income (Loss) before non-controlling interest and income taxes	(1,669,519)	41,661	(1,627,858)
Net Income (Loss)	$(913,301)	$41,661	$(871,640
Basic earnings (loss) per share	$(0.02)	$0.00	$(0.02)
Diluted earnings (loss) per share	$(0.02)	$0.00	$(0.02)

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(r)	Adoption of new accounting standards (continued)

ii. Goodwill and Intangible Assets – Section 3064 and Financial Statement Concept – Section 1000 (continued)

	Previously
	Reported 2007	Adjustments	Restated 2007

Assets
Deferred Organization Costs	$149,976	$(149,976)	$–
Deferred Costs, net	1,491,275	(1,491,275)	–
Total Assets	20,035,886	(1,641,251)	18,394,635

Shareholders’ Equity
Deficit	(14,213,086)	(1,641,251)	(15,854,337)
Total Shareholders’ Equity (c)	12,926,243	(1,641,251)	11,284,992
Total Liabilities and Shareholders’ Equity	$20,035,886	$(1,641,251)	$18,394,635

Expenses
General and administration (c)	$761,610	$409,587	$1,171,197
Commission cost	518,363	138,479	656,842
Total Expenses	4,785,105	548,066	5,333,171
Net Income (loss) before non-controlling interest and income taxes	(2,212,467)	(548,066)	(2,760,533)
Foreign exchange loss	–	259,611	259,611
Net Loss	$(2,212,467)	$(288,455)	$(2,500,922)
Basic earnings (loss) per share	$(0.11)	$(0.02)	$(0.13)
Diluted earnings (loss) per share	$(0.11)	$(0.02)	$(0.13)

iii. Credit Risk and the Fair Value of Financial Assets and Liabilities – EIC 173

On January 20, 2009 the Company adopted EIC-173 – Credit risk and the fair value of financial assets and financial liabilities. This EIC requires that the Company should consider both the Company’s own credit risk and the credit risk of the counterparty in determining the fair value of financial assets and financial liabilities, including derivative financial instruments, The Company reviewed the impact of EIC-173 and there was no impact on the financial statements. The Company did not retrospectively apply this EIC.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

2.	Significant Accounting Policies (continued)

(s)	Adoption of future accounting standards

i. Business Combinations – 1582

In January 2009, the CICA issued Section 1582 – Business Combinations, which replaces Section 1581 – Business Combinations, and Section 1601 – Consolidated Financial Statements and Section 1602 – Non-Controlling Interests, which replace Section 1600 – Consolidated Financial Statements. These new sections are effective for years beginning on or after January 1, 2011 with earlier adoption permitted. Sections 1582 and 1602 will require net assets, non-controlling interests and goodwill acquired in a business combination to be recorded at fair value and non-controlling interests will be reported as a component of equity. In addition, the definition of a business is expanded and is described as an integrated set of activities and assets that are capable of being managed to provide a return to investors or economic benefits to owners. As well acquisition costs are not part of the consideration and are to be expensed when incurred.

ii. Accounting changes – 1506

In June 2009, the CICA issued amendments to CICA Handbook Section 1506, Accounting Changes. Section 1506 was amended to exclude from its scope changes in accounting policies upon the complete replacement of an entity’s primary basis of accounting. The amendments were effective for annual and interim financial statements relating to fiscal years beginning on or after July 1, 2009. The adoption of International Financial Reporting Standards (“IFRS”) is not expected to qualify as an accounting change under CICA 1506.

iii. Multiple Deliverable Revenue Arrangements – EIC175

In December 2009, the CICA issued EIC175 – Multiple Deliverable Revenue Arrangements. This EIC required the Company to divide revenue arrangements with multiple deliverables to be divided into separate units accounting, with separate revenue recognition criteria. The Company does not expect the adoption of EIC175 to have a material impact on the financial statements.

iv. International Financial Reporting Standards ("IFRS")

In 2006, the Canadian Accounting Standards Board ("AcSB") published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period. In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended December 31, 2010. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

3.	Marketable Securities

	Number of shares held	Cost	Quoted Market price per share	Fair Value

HSE Integrated	1,339,500	$622,625	$0.700	$937,650

Huntington Bancshares Inc.	250,000	$1,144,580	$5.0397	$1,259,925

SUNC2 Network Corp.	50,000	$77,242	$0.856	$42,800

Total	1,639,500	$1,844,447		$2,240,375

Investments in shares of public companies traded on a recognized securities exchange are recorded at the closing bid prices on the last day the security traded on, or prior to, the consolidated balance sheet date.

Due to broker consists of margin borrowings less cash advanced collateralized by the Company’s investments held at the broker. In the normal course of business, the Company utilizes the margin borrowings to finance some of its marketable securities activities. At September 30, 2009 the Company owed $569,996 (2008: $nil). The margin account is due on demand and is subject to margin calls. All securities held by the broker are pledged in relation to the brokers account.

4.	Segment reporting

The Company operates in one business segment being hospitality and tourism.
	September 30 2009	September 30 2008
Identifiable Assets
Canada	$14,444,873	$20,850,991
United States of America	4,052,220	8,630,599
Total Assets	$18,497,093	$$29,481,590
Revenue
Canada	$3,740,558	$3,717,154
United States of America	–	–
Total Revenue	$3,740,558	$3,717,154
Net Income (loss)
Canada	$(6,024,092)	$(4,242,830)
United States of America	701,479	3,371190
Total net income (loss)	$(5,322,613)	$(871,640)

All membership and travel revenues are earned in Canada (2008 100%).  There are no major customers that account for 10% or more of the Company’s revenue (2008: nil).

All gains on the investment in life settlement contracts are derived from life insurance policies held in the USA (2008: 100%).  There are no insured parties that account for 10% or more of the Company’s revenue (2008: 1 insured party).

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

5.	Financial Instruments

The Company’s financial instruments and the types of risks to which their carrying values are exposed are as follows:

Risks
	Credit	Liquidity	Foreign Exchange
Measured at amortized cost:
Accounts & notes receivable	X
Other receivables	X
Accounts payable and accrued liabilities		X
Convertible debentures		X
Secured borrowings		X	X
Long term debt		X	X
Loans from related parties		X
Due to broker		X
Related party advance	X
Measured at fair value:
Cash and cash equivalents	X		X
Funds held in trust	X		X
Short- term deposits	X
Marketable securities	X
Investment in life settlement contracts	X		X

There was no change to the risks faced by the Company for the year ended September 30, 2009.

(a)	Credit risk

Credit risk is the risk that a party to one of the Company’s financial instruments will cause a financial loss to the Company by failing to discharge an obligation. The carrying values of the Company’s financial assets, which represent the maximum exposure to credit risk, are as follows:

	September 30,	September 30
	2009	2008

Cash and cash equivalents	$1,825,635	$228,864
Funds held in Trust	–	79,493
Short-term deposits	14,685	14,210
Marketable securities	2,240,375	–
Amounts and notes receivable	387,727	749,612
Investment in life settlement contracts / life settlement contracts receivable	4,052,220	8,883,245
Other receivables	17,284	5,738
Related party advance	205,000
Total	$8,742,926	$9,961,162

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

5.	Financial Instruments (continued)

(a)	Credit risk (continued)

Cash and cash equivalents and short term deposits: Credit risk associated with these assets is minimized substantially by ensuring that these financial assets are placed in debt instruments of well-capitalized financial institutions.

Amounts and notes receivable and other receivables: Credit risk associated with these assets is minimized due to their nature. All notes receivable are carried at net after allowing for bad debts and unearned interest. The provision for doubtful amounts receivable is an estimate based on an assessment of individual accounts and the length of time balances have been outstanding. As of September 30, 2009 the allowance for doubtful amounts and note receivables totaled $328,361 (2008 - $ 340,474).

Allowance for doubtful amounts, beginning of the year:	$ 340,474
Net bad debts provisions (recovery)	$ (12,113)
Allowance for doubtful amounts, end of year:	$ 328,361

(b)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities. The Company manages liquidity risk by regularly monitoring forecast and actual cash flows as well as maturity profiles of financial assets and financial liabilities. The Company expects the following maturities of its financial liabilities (including interest) and operating leases and contracts:

Expected payments by period as at September 30, 2009

	Within 1 year	1-2 years	2-3 years	3-4 years	4-5 years	5 + years	Total
Accounts payable and accrued liabilities	$614,847	–	–	–	–	–	614,847
Due to broker	569,996	–	–	–	–	–	569,996
Secured borrowing	263,694	–	–	–	–	–	263,694
Loans from related parties	486,379	–	–	–	–	–	486,379
Convertible debentures	40,486	–	–	–	–	–	40,486
Life settlement premiums*	248,734	563,454	591,626	620,969	656,269	4,270,596	6,951,648
Long-term debt	145,625	177,043	145,487	139,784	4,760,460	-	5,368,399
Lease and Contracts	154,397	76,007	7,508	4,803	–	–	242,715
TOTAL	$2,524,158	816,504	744,621	765,556	5,416,729	4,270,596	14,538,164

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

5.	Financial Instruments (continued)

(b)	Liquidity risk (continued)

* Life insurance premiums are future payments required to keep the insurance policy in good standing.

Operating leases and contracts include property leases for the Company’s travel operations. The Company believes that it will not encounter difficulty in meeting the obligations associated with its’ financial liabilities and further believes that if necessary, it would be able to access the capital markets for additional financial resources at prevailing market rates.

(c)	Market risk

Market risk is the risk that fair value or future cash flows of financial instrument will fluctuate because of changes in interest rates, other market prices, and/or foreign currency exchange rates. The carrying amounts of the Company’s financial instruments are not subject to interest rate risk. In 2009 the construction loan was converted to a loan having a fixed interest rate (note 12). Life settlement contracts are measured at fair value on each balance sheet date. Market risks associated with the financial standing of the issuer and changes in economic conditions affecting the issuer may affect the fair value of such financial instruments.

The following table sets out a sensitivity analysis of the effect of the Company’s financial instruments that are subject to foreign currency risk by applying reasonable possible changes in the USD foreign currency rates relative to the Company’s functional currency, the Canadian dollar

		Foreign Currency Risk(1)
			-10%(1)	+10%(1)
		Carrying amount	Net	Net
		September 30, 2009	earnings	earnings
Financial assets
Cash and cash equivalents		$13,561	$(1,356)	$1,356
Marketable securities		1,302,725	(130,273)	130,273
Investment in life settlement contracts		4,052,220	(405,222)	405,222
Financial liabilities
Due to Broker		569,996	57,000	(57,000)
Long term debt – current		138,525	13,853	(13,853)
Long term debt – non current		5,182,838	518,284	(518,284)
Total (decrease) increase	$		$52,285	$(52,285)

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

5.	Financial Instruments (continued)

(c)	Market risk (continued)

		Foreign Currency Risk(1)
			-10%(1)	+10%(1)
		Carrying amount	Net	Net
		September 30, 2008	earnings	earnings
Financial assets
Cash and cash equivalents		$228,864	$(22,886)	$22,886
Funds held in trust		79,493	(7,949)	7,949
Life Settlements contract receivable		5,371,606	(537,161)	537,161
Investment in life settlement contracts		3,258,993	(325,899)	325,899
Financial liabilities
Long term debt – current		363,756	36,376	(36,376)
Promissory note payable		7,602,530	760,253	(760,253)
Long term debt – non current		4,211,715	421,172	(421,172)
Total (decrease) increase	$		$323,905	$(323,905)

(1)	Displayed is the effects on the Company’s US dollar denominated financial assets and liabilities if the value of the US $ increases or decreases by 10%:

The Company is exposed to currency risk in relation to their US dollar financing referred to in note 12 and the investment in life settlement contracts (note 6) denominated in US dollars. The Company has not entered into any foreign currency contracts to mitigate this risk.

d)	Fair value

Carrying amounts of certain of the Company’s financial instruments, including amounts and notes receivable, other receivables, related party advance, accounts payable, accounts payable – other, accrued liabilities, due to broker, secured borrowing, loans from related parties and convertible debentures approximate fair values due to their short-term maturities.

The fair value of other financial instruments are as follows:

	Carrying Value	Fair Value
Long-term debt	$5,222,774	$5,352,673

* Fair values for long-term debt are determined with reference to market interest rates at September 30, 2009.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

5.	Financial Instruments (continued)

d)	Fair value (continued)

Fair Value Analysis

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into levels 1 to 3 based on the degree to which fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted ) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

	Level 1	Level 2	Level 3
Held-for-trading financial assets
Cash and cash equivalents	$ 1,825,635	-	-
Short term deposits	14,685	-	-
Marketable securities	2,240,375	-	-
Investment in life settlement contracts			$ 4,052,220

There were no significant transfers between Level 1 and 2 in the period. Reconciliation of Level 3 fair value measurements of financial assets: Unquoted life settlement policies

Opening balance	$3,258,993
Total gains or losses
In profit or loss (Note 6)	775,207
In other comprehensive income	-
Purchases	18,020
Sales	-
Transfers out of level 3	-
Closing balance	$4,052,220

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

5.	Financial Instruments (continued)

Fair Value Analysis (continued)

Unquoted life settlement policies include holdings in unlisted life settlement policies which are measured at fair value.  Fair value is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.  In determining the fair value, a life expectancy, premium growth factor of 5.0% (2008: nil) and a discount factor of 12% (2008: 10%) are used.  If the life expectancies were increased or decreased by 2 months, discount factors were increased or decreased by 2%, premium growth rates were increased and decreased by 1%, while all other variables are held constant, the carrying value of the investment in life settlement policies would increase (decrease) by:

	Life Expectancy		Discount Rate		Premium Growth
	+10 Months	(10 Months)	+2%	(2%)	+1%	(1%)
Investment in life settlement	$3,547,740	$5,474,583	$3,824,382	$4,404,380	$3,915,314	$4,295,937
Increase / (Decrease)	($504,480)	$1,422,363	($227,838)	$352,160	($136,906)	$243,717

6.	Investments in life settlement contracts

The Company purchases life settlement contracts for long term investment purposes and accounts for these investments under CICA HB 3855. The Company designated the investments in life settlement contracts as held-for-trading that are recorded at fair value on each reporting date. As of September 30, 2009 and 2008 the Company has the following investment in life settlement contracts: The table below summarizes the attributes of outstanding life settlement contracts at September 30, 2009 and 2008:

	Number of	Estimated Fair	Face	Face
Year	contracts	value	value (CAD)	value (USD)

2008	5	$ 3,258,993	$ 27,483,207	$ 25,930,000
2009	5	$ 4,052,220	$ 27,802,146	$ 25,930,000

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

6.	Investments in life settlement contracts (continued)

For the years ended September 30, 2009 and 2008 and the nine months ended September 30, 2007, the investments experienced the following gains:

	Realized	Unrealized
Year	Gains (Losses)	Gains (Losses)

2007	$–	$–
2008	$3,736,541	$1,710,923
2009	$–	$775,207

At September 30, 2008 the Company had a life settlement contract receivable of $5,371,606 following the settlement of a life insurance policy in 2008. As a result of the settled contract, the company had recognized a gain of $3,736,541 in the year ended September 30, 2008. The Company received the proceeds from the settled life insurance policy during the year ended September 30, 2009. No life insurance policies settled during the year ended September 30, 2009.

Fair value is estimated in good-faith based on information available to the Company on those dates. The Company considered the following factors in its fair value estimates: cost at date of purchase; recent purchases and sales of similar investments, financial standing of the issuer, changes in economic conditions affecting the issuer; standard actuarially developed mortality tables and industry life expectancy reports. The Company has used the services of specialists to ensure the valuation model and assumptions contained within, are appropriate for determining the fair value of the life settlement investments.

Assumptions : The fair value of life settlement contracts are estimated using present value calculations, with the following weighted average assumptions. These assumptions are by their nature inherently uncertain and the effect of changes in estimates may be significant.

	September 30, 2009	September 30, 2008

Average age of insured	80 years	79 years

Average life expectancy	10 years	10 years
Expected premium growth	5%	5%
Average maturity value	$5,200,000	$5,200,000
Mortality rates Discount rate	Standard Life Expectancy 12%	Standard Life Expectancy 10%

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

7.	Property and Equipment

		Accumulated		Net Book
September 30, 2009	Cost	Amortization	Impairment	Value

Motor vessels	$13,726,249	$307,313	$4,148,595	$9,270,342
Vehicles	75,000	35,417	–	39,583
Equipment	270,305	120,588	–	149,717
Computers	9,559	6,488	–	3,071
Leasehold improvements	183,207	83,599	–	99,608

	$14,264,320	$553,405	$4,148,595	$9,562,321

		Accumulated		Net Book
September 30, 2008	Cost	Amortization	Impairment	Value

Motor vessel	$11,746,281	$–	$1,800,000	$9,946,281
Vehicles	75,000	10,417	–	64,583
Equipment	217,311	76,955	–	140,356
Computers	7,737	5,629	–	2,108
Leasehold improvements	147,792	53,619	–	94,173
Land	9,221,693	–	1,619,163	7,602,530

	$21,415,814	$146,620	$3,419,163	$17,850,031

Accumulated amortization and write-downs includes a $2,348,595 (2008 - $1,800,000) impairment charge against motor vessels. For the year ended September 30, 2008, accumulated amortization and write-downs included impairment charge $1,619,163 against the Needles property.

The value of property, plant & equipment not in use at September 30, 2009 are $nil (2008: Motor vessel $9,946,281).  Assets that are not in use have not been depreciated during the year.

The carrying value of items of Property Plant and Equipment that are under capital leases are vehicles with a carrying value of $39,583 (2008: $64,583).  The cost and accumulated amortization for the vehicles is $75,000 and $35,417 respectively (2008: $75,000 and $10,417).

From time to time during the year, the Company has made property, plant and equipment, when not in use, available to management and employees for which management and employees reimburses the Company for all direct charges and sundry costs.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

7.	Property and Equipment (continued)

The Company recognized an impairment loss on the carrying value of the motor vessel that was completed during the year, in the amount of $2,348,595 (2008: $1,800,000).  Due to the current economic environment, and cost overruns associated with the construction of the vessel, the Company concluded that the vessel had a market value of $9,270,342 (2008: 9,946,281).  As the motor vessel has not been in use, the Company was unable to prepare a discounted cash flow analysis to determine the value in use, As an alternative the fair value of the motor vessel was determined based on the amortized replacement cost.  Under the amortized replacement cost method, the replacement costs for significant components of the motor vessel were obtained, and depreciated to current market value based on a review by an independent specialist marine surveyor.

On January 15, 2009 the Needles Property held by Colorado River Resorts was foreclosed.  As a result of the foreclosure the land was returned to the promissory note holder in exchange for full and final settlement of the debt obligation.  The Company has derecognized the land in 2009 resulting in a decrease to property plant and equipment of $7,602,529 (2008: 1,619,163) (see note 20(b)).

8.	Intangible Assets

As of September 30, 2009, the Company had finite-lived intangible assets which totaled $ Nil (2008 – $1,918,062), net of accumulated amortization of $1,369,476 (2008 - $684,738) and impairment of $1,233,324 (2008 - $nil). At September 30, 2008, the Company had one finite-lived intangible asset which consisted of vacation club memberships acquired from Family Vacation Centers on October 18, 2007 as discussed further in Note 20 to these consolidated financial statements.

During the year, the Company began to develop and create its own computerized membership database based on new technology, to replace the aging legacy membership database system the Company is currently employing. The database is expected to be completed & implemented in 2010.  The cost of developing the database during 2009 was $72,168 (2008: $nil).  The total unspent cost of developing the replacement database is approximately $30,000.  As the computerized membership database is not completed at balance date, no amortization has been recognized.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

8.	Intangible Assets (continued)

Intangible assets	September 30,	September 30,
	2009	2008

Purchased access rights to wholesale price condo	$–	$32,425
Accumulated amortization	–	(5,373)
Impairment write-down	–	(27,052)
Vacation club membership (note 20(a))	2,602,800	2,602,800
Accumulated amortization	(1,369,476)	(684,738)
Impairment write-down (i)	(1,233,324)	–
	–	1,918,062

Development of computerized membership database	$72,168	$–
Total intangible assets	$72,168	$1,918,062

(i)	During 2009 the Company identified that certain family vacation club members acquired were no longer maintaining active membership and were impaired and accordingly recognized an impairment of $1,233,324.

9.	Deferred Revenue

	September 30,	September 30,
	2009	2008
Deferred membership sales	$2,404,163	$3,492,166
Additional deferred revenue	517,769	–
Current portion	(1,439,840)	(1,088,003)
	$1,482,092	$2,404,163

The deferred membership sales and dues relates to the portion of revenue, which entitles members to use the Company’s vacation and travel club privileges at a future date. Management’s best estimate for life time memberships is that they are active for 5 years (2008 – 5 years, 2007 – 5 years). Management’s best estimate is based on historical data for all travel memberships. The revenue is recognized as indicated in note 2(b).

During 2009, the Company entered into travel club membership agreements with a total value of $Nil (2008 - $2,400,019; 2007 - $739,788).  As described in note 2(b), the revenue from these memberships are recognized in the year of purchase evenly over the term of the membership.

Commission costs are expensed as incurred.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

10.	Secured Borrowing

The Company has entered an agreement whereby it factors the promissory note receivables to a third party.  Under the terms of the factorization agreement, the risk of default by the note receivable holder remains with the Company, and the Company is obligated to repurchase any note receivables that do not perform to the satisfaction of the third party.  Therefore the transaction does not qualify the Company to derecognize the notes receivable.

The factorization transaction is collateralized against the notes receivable. The effective interest rate of the secured borrowing is 15% (2008 – 15%).

As at September 30, 2009 the Company had an outstanding liability to the third party as set out below:

	September 30,	September 30,
	2009	2008

Balance, beginning of period	$137,321	$-
Sales of note receivables during the year	80,637	111,833
Amortization of discount	63,757	25,488
Collection of note receivable during the year	(18,021)	-

Balance, end of period	$263,694	$137,321

11.	Debentures

Between April 19 and December 15, 2000, the Company issued unsecured convertible debentures in the aggregate amount of approximately $98,000 to friends and family of former officers and directors of the Company. The debentures matured between April 19 and December 15, 2002, are no longer convertible, no longer continue to bear interest and $34,310 remained unpaid since that date. The Company has been unable to contact the debenture holders. The holder of a debenture had the right at any time after the issuance until maturity to voluntarily convert to common shares of the issuer at a rate of US $6.00 to US $12.50 per common share per share. The debentures are fully matured as of 2002. As of September 30, 2009 and 2008, accrued interest on the debentures amounted to approximately $6,176.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

12.	Long-Term Debt

The Company has secured a long-term loan to complete the refit project of the vessel.

	September 30,	September 30,
	2009	2008
Loan in US funds for vessel
at 7% per annum for a 5 year term	$5,312,048	$4,504,575
Lease financing against motor vehicle	56,351	70,896
Less: current portion	(145,625)	(363,756)
Long-term portion	$5,222,774	$4,211,715

The Company has secured a long-term loan to complete the refit project of the vessel.

The construction loan was secured by the motor vessel and by a personal guarantee from two of the directors of the Company up to the value of the construction loan. Interest on the construction loan is capitalized in the Property and Equipment balance. The interest rate on the construction loan was LIBOR plus 3.25%.

In February 2009, the Company converted its construction loan with Caterpillar Financial Services to a loan facility of $5 million US dollar with a 5 year term and a fixed 7% per annum. The loan is secured by the motor vessel and by a personal guarantee from two of the directors of the Company up to the value of the permanent loan. Interest of $120,819 was capitalized on the construction during the year (2008 – $307,917; 2007 – $361,376). Capitalization of interest ceased in February 2009.

The Company lease financed a motor vehicle during the year September 30, 2008. The loan is in the form of a capital lease repayable in equal installments over 36 months and is secured by a guarantee over the motor vehicle. The minimum lease payment for the lease is $1,838 per month, interest rate at 8.5% per annum and the guaranteed residual value is $32,000. The imputed interest rate for the capital lease is 9.2% per annum, and has a maturity date of June 5, 2011. The carrying value of the motor vehicle is $39,583 (2008 – $64,583).

Interest expense of $346,300 is included in General and administration during the year (2008 – $33,043; 2007 – $34,268).

The expected repayments of long term debt for the five following twelve month periods ended September 30, 2009 are as follows:

	Permanent loan	Vehicle lease	Total
2010	$ 129,210	$ 16,415	$ 145,625
2011	137,107	39,936	177,043
2012	145,487	–	145,487
2013	139,784	–	139,784
2014	4,760,460	–	4,760,460
Thereafter	–	–	–

Total long term debt	$ 5,312,048	$ 56,351	$ 5,368,399

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

13.	Capital Stock

(a)	The authorized capital stock:

Unlimited - Common shares without par value

Unlimited - Series “A” - Preference non-dilutive convertible shares without par value (convertible to 100% of outstanding common shares at the time of conversion). Series “A” preference share holders are not entitled to notice of or to attend any meetings of the common shareholders of the Company. Each Series A preference shareholder is entitled to one vote for each series “A” preference share held for any matters submitted to holders of preference shareholders for consideration. Series “A” preference shares are convertible to 50% of the outstanding share common share capital after the date of conversion. The Company considers the series “A” shares to be contingently issuable shares, as the approval from100% of the series “A” shareholders must approve of the transaction before the shares can be issued has not been made.

Unlimited - Series “B” - Preference convertible shares without par value (convertible to one common share for each preferred share held). Series “B” preference shareholders are not entitled to notice or to attend any meetings of common shareholders of the Company. Each Series “B” preference shareholder is entitled to one vote for each series A preference share held for any matters submitted to holders of preference shareholders for consideration. Series “B” preference shareholders are entitled to convert the shares into 13,933,983 shares at the holders discretion.

(b)	The issued capital stock of the Company is as follows: 13,933,983 Series “A” preferred shares convertible for no consideration and 13,933,983 Series “B” preferred shares convertible for no consideration (2008, 2007 – 13,933,983) and common shares as follows:

	Number of
	Common	Share	Contributed
	Shares	Capital	Surplus

Balance, September 30, 2007	28,360,867	$24,194,793	$2,944,536
Stock options exercised	30,000	61,159	(31,159)

Balance, September 30, 2008	28,390,867	$24,255,952	$2,913,377
Stock options exercised	150,000	351,238	(155,796)
Shares issued for business acquisition (note 20(a))	267,373	1,203,179	–

Balance, September 30, 2009	28,808,240	$25,810,369	$2,757,581

(i)	On April 16, 2007, the Company's common shares were forward split on a three new for one old basis.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

13.	Capital Stock (continued)

Weighted average outstanding common stock for the calculation of earnings (loss) per share for each of the period presented:

	Year ended	Year ended	Nine months
	September 30,	September 30,	ended September
	2009	2008	30, 2007
Weighted average common shares	28,808,240	28,449,898	19,794,768
Series B preferred shares conversion	13,933,983	13,933,983	–
Basic and diluted common stock	42,742,223	42,383,881	19,794,768

For the years ended September 30, 2009, September 30, 2008 and the nine month period ended September 30, 2007, outstanding stock options and preferred shares were not included in the calculation of diluted earnings (loss) per share as their effect would be antidilutive.

Diluted weighted average common stock includes common stock issuable if Series A and Series B preferred shares are converted and 2,655,000 (2008: 2,805,000) stock options outstanding that are in the money are exercised assuming that any proceeds would be used to purchase common stocks at the average market price during the period.

(c)	Options

On July 5, 2007, the Company’s board of directors adopted a stock option plan, subsequently approved by shareholders and adopted by the Company, under which the Company is authorized to grant options to directors, employees and consultants to acquire up to 10% of the issued and outstanding common stock. The exercise price of each option shall not be less than 80% of the market price of the Company’s stock on the date of grant. The options can be granted for a maximum term of five years and vest as determined by the board of directors. The Company’s shares are traded in United States dollars, and options granted to date have been denominated in Unites States funds or the Canadian equivalent thereof.

The Company did not expand the stock option plan during the year under review after reserving 2,850,000 shares in the common stock of the Company for the nine month period ended September 30, 2007. The options vested immediately, exercisable at $1 per share and will expire in July 2012. No options were granted during the year ended September 30, 2009 and 2008.

(d)	Stock-based compensation

There was $Nil Stock-based compensation cost included in wages for the year ended September 30, 2009 (2008 - $Nil, nine-month period ended September 30, 2007 - $2,944,536). In the nine month period ended September 30, 2007, is stock-based compensation was recognized for options granted to directors, employees and consultants of the Company.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

13.	Capital Stock (continued)

(d)	Stock-based compensation

The table below summarizes the outstanding and exercisable stock options as at September, 30 2009 and 2008:

	Number	Exercise
	of Options	Price (US $)

Balance, October 1, 2007	2,835,000	$1.00
Exercised during the year ended September 30, 2008	(30,000)	$1.00

Balance, September 30, 2008	2,805,000	$1.00
Exercised during the year ended September 30, 2009	(150,000)	$1.00

Balance, September 30, 2009	2,655,000	$1.00

The table below summarizes the attributes of the outstanding stock options as at September 30, 2009:

Options Outstanding			Options Exercisable
Exercise	Number	Remaining	Number	Exercise
Price (US $)	of Options	Contractual Life	of Options	Price (US $)

$1.00	2,655,000	2.75 years Expiry June 30, 2012	2,655,000	$1.00

The fair value of stock options used to calculate stock-based compensation is estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

September 30, 2007

Dividend rate	–
Expected volatility	209%
Interest rate	4.88%
Expected life	5 years

                The weighted average grant date fair value was $1.04.

(e)	Contributed surplus

Balance, October 1, 2008	$2,944,536
Stock-options exercised	(31,159)
Balance, September 30, 2008	2,913,377
Stock-options exercised	(155,796)
Balance, September 30, 2009	$2,757,581

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

14.	Income Taxes

The reconciliation of income tax provision computed at statutory rates to the reported income tax provision is as follows:

			Nine month
	Year ended	Year ended	period ended
	September 30,	September 30,	September 30,
	2009	2008	2007
		(Restated)	(Restated)
Statutory income tax rate	30.1%	31.5%	33.9%

Statutory rate applied to income (loss) from
operations before income taxes	$(1,086,500)	$512,775	$(847,813)
Permanent differences	2,800	(1,484,509)	1,007,468
Difference in tax rates between foreign jurisdiction	61,000	–	–
Non-capital losses not previously recognized	–	859,047	–
Investment in life settlement contracts	327,800	–	–
Effect of reduction in statutory tax rate	199,900	–	–
Expense due to differences in tax jurisdictions	1,086,100	–	–
Others	105,370	(96,845)	(112,163)
Increase (decrease) in valuation allowance	1,019,500	218,933	(47,492)

Income tax expense	$1,715,970	$9,401	$–
Comprising:

Income taxes (recovery) expense – current	$3,970	$9,401	$–
Income taxes – future	$1,712,000	$–	$–

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

14.	Income Taxes (continued)

The significant components of the Company’s future income tax assets and liabilities are as follows:

	September 30,	September 30,
	2009	2008

Future income tax assets (liabilities):
Non-capital loss carry forwards	$2,243,000	$1,857,000
Cumulative eligible capital	400,000	430,000
Capital loss carry forwards	154,000	154,000
Excess (deficiency) of tax cost over book value
of property and equipment	107,000	383,000
Excess (deficiency) of tax cost over book value
of intangible assets	1,051,000	601,000
Marketable securities	(91,000)	–
Investment in Life settlement contracts	(1,712,000)	–
	1,906,000	2,995,000
Valuation allowance	(3,464,000)	(2,995,000)

Future income taxes, net	$(1,712,000)	$–

The ultimate realization of the future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In assessing the reliability of future tax assets, management considers whether it is more likely than not that some or all of the future tax assets will be realized. Where management does not believe that realization is more likely than not, a valuation allowance is provided.

The Company has Canadian non-capital income tax loss carry forwards of approximately $8,970,000 available to reduce future years’ taxable income expiring between 2009 and 2028. The tax benefits and the associated valuation allowance was decreased by $550,500, representing the tax effect of losses and other assets which were impacted by the foreclosure of the Needles Property held by Colorado River Resorts LLC (Note 7).

The Company has a capital loss carry-forward of approximately $614,000 (2008: $614,000).

The accounting estimates related to the liability for uncertain tax positions require the Company to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If the Company determines it is more likely than not a tax position will be sustained based on its technical merits, the Company records the impact of the position in its consolidated financial statements at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. These estimates are updated at each reporting date based on the facts, circumstance and information available. Changes in estimates are recognized in current and future periods as appropriate.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

14.	Income Taxes (continued)

Actual income tax expense, income tax assets and liabilities could vary significantly due to future changes in income tax laws, significant changes in the taxability of certain proceeds received by the Company particularly between Canadian and US jurisdictions, or unpredicted results from the final assessment of each year’s liability, if any, by various taxing authorities.

15	Capital Management Policy

Management determines the Company’s capital structure and makes adjustments to it based on funds available to the Company, in order to support the Company’s business and investments.  Management has not established quantitative return on capital criteria for capital management.

The Company will be dependent in the future upon external financing to fund future acquisitions and its administrative costs.  The Company will spend existing working capital and raise additional amounts as needed.

Management reviews its capital management approach on an ongoing basis and believes that its approach, given the relative size of the Company, is reasonable.

The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders.

The Company considers the items included in shareholders’ equity as capital.  The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets.  In order to maintain or adjust the capital structure, the Company may issue new shares through private placements, sell assets to reduce debt or return capital to shareholders.  The Company is not subject to externally imposed capital requirements. There have been no changes made to the capital management policy during the year.

16.	Commitments

In addition to other obligations disclosed elsewhere:

(a)	The Company has commitments in respect of operating leases with total aggregate payments due of approximately $101,595 (2008 - $170,780). Payments due in each of the next five years are as follows:

2010	$67,277
2011	22,007
2012	7,508
2013	4,803
2014	–

Total	$101,595

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

16.	Commitments (continued)

(b)	The Company has commitments in respect of office leases with total aggregate payments due of approximately $141,120 (2008 - $44,240). Payments due in each of the next two years are as follows:

2010	$87,120
2011	54,000

Total	$141,120

17.	Contingent liability

The Company has been named as a defendant with respect to injuries sustained at a travel seminar organized by a person licensed to sell travel memberships on behalf of the Company. The Company in conjunction with its insurance company has defended the claim, on the basis that it neither conducted its business from the premises at issue nor organized the seminar at issue. The Company considers the above suit frivolous, a nuisance, and without merit. Accordingly, it is not possible at this time to assess the likelihood of recovery or to estimate the possible quantum of damages. The Company has liability insurance to mitigate any financial loss to the Company.

18.	Related Party Transactions

In addition to related party transactions disclosed elsewhere in these financial statements, the following transactions have occurred:

(a)	The Company reimbursed $138,717 (2008 - $112,565 and nine month period ended September 30, 2007 $113,297) to directors for expenditures made on behalf of the Company.

(b)	At September 30, 2009, directors and officers advanced $486,379 (2008 - $1,089,031) to the Company in the form of loans and short-term financing. The amounts advanced from directors and officers are unsecured, non-interest bearing and repayable on demand.

(c)	During fiscal 2008 and 2007, a SUV 7 passenger limousine owned by a director and officer of the Company was sold to the Company for $115,000. The Company subsequently lease- financed the vehicle.

(d)	Loans from related parties totaling $602,652 (2008 - $Nil) were repaid during the year.

(e)	The Company advanced $225,000 to an Officer/ Director for the purchase of a 43’ motor vessel. However, as at September 30, 2009 the motor vessel ownership had not been transferred to the Company, and accordingly the amount has been recognized as a related party advance in the financial statements. The related party advance was fair valued at an interest rate of 9.9% at $205,000, with a $20,000 charge to Wages.

All of the above transactions and balances are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

19.	Amounts and Notes Receivable

The Company receives promissory note receivables from the sale of travel memberships to third parties. The promissory notes have an average rate of interest of 9.9%pa (2008: 9.9%) and an average maturity of 37 months (2008: 49 months). The promissory notes are unsecured.

	2009	2008
Current	$182,590	$345,579
Non-Current	$205,136	$404,033
	$387,726	$749,612
	2009	2008
Past due Amounts and Notes Receivable	$61,194	$30,762

As of September 30, 2009 the allowance for doubtful amounts and note receivables totalled $210,923 (2008 - $ 150,557).  At September 30, 2009 promissory note receivables of $236,637 (2008: $137,321) have been provided as security for the secured borrowing (see note 10).

During the year ended September 30, 2009 the Company entered into an agreement to purchase note receivables from a third party with a face value of $146,700 for cash consideration of $89,081.  In accordance with HB 3855 these notes were initially recognized at a fair value of $141,516 with an initial gain recognized in interest income of $44,144.  The notes receivable acquired are subsequently measured as loans and receivables at amortized cost.

20.	Acquisitions

(a)	Family Vacation Centers

Effective October 18, 2007, the Company completed a business acquisition of Family Vacation Centers (“The Vendor”), consisting of the notes receivable and vacation club memberships for an amount of $3,052,866. The Company did not purchase the outstanding capital stock of the Vendor and no debt or obligations of the Vendor were assumed.

Consideration given was cash payment in the amount of $1,849,589 and an amount $1,203,277 payable in the form of a fixed number of shares (267,373 shares) was to be issued in capital stock of the Company and had been accrued in accounts payable as at September 30, 2008. The Company settled the obligation in full by issuing 267,373 shares of the Company, by September 30, 2009.

Given the present economic condition, the Company has ceased actively selling new travel club memberships from this location in 2008. The Company continues to operate the vacation club and derive cash flow from the notes receivable.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

20.	Acquisition (continued)

The assets of Family Vacation Centers at the time of acquisition were:

Purchase price	$3,052,866

Purchase price allocation
Notes receivable	450,066
Vacation club membership	2,602,800

Total	$3,052,866

Purchased memberships were considered an intangible asset, and are amortized over the remaining term of the membership up to a maximum of 5 years. During the year ended September 30, 2009 the Company recognized an impairment of $422,074 (2008 - $Nil) and amortization of $512,455 (2008 - 684,738) in its statements of operations related to the acquired intangible assets.

(b)	Investment in Colorado River Resorts LLC

During the year ended September 30, 2008, the Company acquired a 54% interest in the Colorado River Resorts, LLC, (the “LLC”) a real estate development project in Needles, California, in January 2008 for cash consideration of US $1.0 million. The project was for the acquisition of the property, the preparation, design and engineering studies for the subdivision and sale of paper lots.

At the date of the acquisition, the net financial position of the LLC was a deficit; net liabilities were comprised substantially of cash and a deposit on the proposed property acquisition offset by a loan payable. As the LLC was in a net deficit position, the purchase price adjustment of $77,059 representing cumulative general and administrative expenses of the LLC was written off. As the LLC failed to secure the additional investment financing required to complete the project, the Company’s ownership interest in the LLC was 54%, resulting in the requirement to consolidate the LLC by including the land $9,221,692 and promissory note payable secured by the land $7,602,530.

Subsequent to the investment by the Company and others, the LLC entered into a sale and purchase agreement to acquire land for future development. The acquisition was financed through cash of $2,108,032 (US$1,988,897), and a five year vendor take-back promissory note payable of $7,331,196 (US $6,916,875).

The promissory note payable was an interest only note, payable quarterly and was secured solely by a first priority charge on the property. The note interest rate was 5% annually for years 1 to 4, and 7.5% in year 5, with no prepayment penalty for early repayment. During the year ended September 30, 2009, the Company received a ‘Notice of Default’ from the note holder, wherefore the note holder proceeded with foreclosure on the property in settlement of the note payable, which was approximately $7.3 million USD at the time of foreclosure.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

20.	Acquisitions (continued)

(b)	Investment in Colorado River Resorts LLC (continued)

The deterioration of the real estate market in the southern United States by the end of fiscal 2008 triggered an impairment analysis of the investment in the property. The asset group included the property and the related mortgage for which the property was the only source of cash flow to pay the liability. The fair value of the property, based on an independent appraisal, had deteriorated below the value of the outstanding mortgage and therefore the fair value of the asset group was determined to be zero, Accordingly a write down of the property of $1,619,163 was recognized in 2008. The deterioration of the real estate market in the southern United States continued into 2009 resulted in the LLC not able to secure additional investment financing as required to complete the transaction. During the year ended September 30, 2009, the lender foreclosed on the Needles property resulting in property being fully impaired. An impairment charge of the remaining balance of $7,602,529 was recognized in the year ended September 30, 2009 in the statements of operations. The impairment loss was offset by the derecognition of the promissory note payable to the same value upon the foreclosure of the property. Included in Loans from Related Parties at September 30, 2009, is $484,169 (2008 – $491,031) for funds advanced by a director of the Company, directly to Colorado River Resorts, LLC.

21.	Supplemental Cash Flow Information

Cash flow information:

			Nine month
	Year ended	Year ended	period ended
	September 30,	September 30,	September 30,
	2009	2008	2007

Interest paid	$303,875	$34,268	$9,496

Taxes paid	$3,675	$–	$6,468

Derecognition of financial liability (note 20(b))	$7,602,530	$1,619,163	$–

During the year, the Company has derecognized the land in 2009 resulting in a decrease to property plant and equipment of $7,602,530 (2008 – $1,619,163) (see note 20(b)).

During the year, the Company issued 267,373 common shares for a value of $1,203,179 in settlement of the full obligation accrued in the acquisition of the assets of Family Vacation Centers.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

22.	Subsequent Events

(a)	Subsequent to the year end, the Company paid $166,592 in connections with servicing premium expenses in connection with its life settlement contracts.

23.	United States Generally Accepted Accounting Principles Reconciliation

These financial statements have been prepared in accordance with Canadian GAAP, which differ in certain respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with US GAAP as summarized below:

(a)	Stock-based compensation

(i)	Under US GAAP, the issue of stock options and warrants to non-employees is accounted for under FASB Statement No. 123R (“SFAS 123R”), “Share-based Payment”, and related interpretations. The Company recognizes compensation expense for stock options issued to non-employees for services received based upon the fair value of the services received or the equity instruments issued, whichever is more reliably determined. Prior to the adoption of SFAS 123R, the Company had accounted for stock options issued to non- employees at fair value under FSAB Statement No 123 (“SFAS 123), “Accounting for Stock-based Compensation” therefore, the adoption of SFAS 123R had no effect on the Company’s accounting policy. During the year ended December 31, 2002, the Company adopted the new recommendations of the CICA Handbook section related to stock-based compensation payments (note 2(d)). Under this policy, stock options issued to non- employees after December 31, 2001 are accounted for consistently with US GAAP. Under Canadian GAAP, stock options issued to non-employees prior to December 31, 2001 were not valued and no stock–based compensation expense was recorded. Therefore, for the year ended December 31, 2002, the measurement difference for non-employee stock options relate to options granted prior to January 01, 2002.

The fair value of the stock options and warrants granted to non-employees during the years ended December 31, 2001 and 2000 were estimated on the date of grant using the Black- Scholes option pricing model and the following weighted average assumptions:

	2001	2000

Expected volatility	1.73	1.98
Risk-free rate	5.48%	4.23%
Dividend yield	0%	0%
Expected life of options	0.6 years	1.6 years

Accounting for the non-employee options on this basis would result in recording additional compensation expense and capital stock of $684,664 from the year of adoption of FAS No. 123R to September 30, 2009.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

23.	United States Generally Accepted Accounting Principles Reconciliation (continued)

(b)	Valuation of stock issued for assets and services

(i)	During the year ended December 31, 2000, the Company acquired Fitness Vacations for 992,000 common shares of the Company. Under Canadian GAAP, the acquisition was valued based on the estimated fair value of the assets acquired. For US GAAP purposes, the acquisition would be valued based on the market value of the shares given. Accordingly, as at September 30, 2009 and 2008, the application of US GAAP would result in an increase in capital stock of $1,217,705.

During the year ended December 31, 2001, goodwill relating to the acquisition of Fitness Vacations was written down, and as such, the additional goodwill recorded on the acquisition under US GAAP was written off. Accordingly, for the year ended at September 30, 2009 and 2008, and the nine month period ended September 30, 2007, the application of US GAAP would result in a corresponding increase in deficit of $1,217,705.

(ii)	During the years ended December 31, 2001 and 2000, the Company settled a number of accounts payable by the issuance of stock options and common shares. For Canadian GAAP purposes, the transactions were recorded at the carrying value of services received. For US GAAP purposes, the transactions would be valued based on the market value of the options or shares issued. Accordingly, as at September 30, 2009 and 2008, the application of US GAAP would result in an increase in capital stock and an increase in deficit of $695,681 for the year ended at September 30, 2009 and 2008, and the nine month period ended September 30, 2007.

(iii)	During the year ended September 30, 2009 and 2008, and the nine-month period ended September 30, 2007, the Company did not issue shares under its incentive share purchase plan (note 2(d)).

(c)	Uncertain tax position

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109 (“SFAS 109”), “Accounting for Income Taxes.” FIN 48 clarifies the application of SFAS 109 by defining criteria that an individual tax position must meet for any part of benefit of that position to be recognized in the financial statements. .The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

23.	United States Generally Accepted Accounting Principles Reconciliation (continued)

(c)	Uncertain tax position (continued)

recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company determined that as at September 30, 2009 and 2008 and 2007, its tax position will more likely than not be sustained upon examination. However, a tax provision of $1,712,000 was accrued as at September 30, 2009 based on estimated probabilities. The validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain.

(d)	Purchased intangibles

During the nine month period ended September 30, 2007 the Company acquired access rights to wholesale priced condo accommodation. For Canadian GAAP purposes, the license is treated as an intangible asset and amortized on a straight-line basis over 10 years. For US GAAP purposes, the acquisition of the license would be expensed in the year incurred. During the year ended September 30, 2008, the Company wrote-off the investment. The application of US GAAP would result in a decrease in Total Assets as at September 30, 2009 and 2008 of $Nil, a increase in net income for the year ended September 30, 2008 of $30,276 (for the nine-month ended September 30, 2007 – increase in net loss of $30,256) and an increase in deficit of $nil for the year ended 2008 (2007 - $ 30,276).

(e)	Life settlement contracts

On March 27, 2006, FASB Staff Position No. FTB 85-4-1 Accounting for Life Settlement Contracts by Third-Party Investors (FSP FTB 85-4-1) was issued, which amends FTB 85-4. The FASB Staff Position states that an investor may elect to account for its investments in life settlement contracts using either the investment method or the fair value method. The election shall be made on an instrument-by instrument basis and is irrevocable. Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs. Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized. Under the fair value method, an investor shall recognize the initial investment at the purchase price. In subsequent periods, the investor shall re-measure the investment at fair value in its entirety at each reporting period and shall recognize change in fair value earnings (or other performance indicators for entities that do not report earnings) in the period in which the changes occur. FSP FTB 85-4-1 is required to be applied to fiscal years beginning after June 15, 2006. The Company uses the Fair Value method to calculate its Life Settlement Portfolio.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

23.	United States Generally Accepted Accounting Principles Reconciliation (continued)

(e)	Life settlement contracts (continued)

(i)
SFAS 157, “Fair Value Measurements”. The provisions of this standard are to provide guidance for using fair value to measure assets and liabilities. The standard clarifies methods for measuring items not actively traded and the principles that fair value should be based upon when pricing an asset or liability. SFAS 157 is effective for financial statements for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not issued financial statements for that fiscal year. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

(ii)	In February 2007, the FASB issued Statement No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities – an Amendment of FASB Statement 115”, which permits entities to choose to measure many financial instruments and certain items at fair value. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of the fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of SFAS 157. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

(f)	Deferred costs, net

As disclosed in note 2(r), the Company adopted CICA HB 3064 and the revised HB 1000as at October 1, 2008 the on a retrospective basis, with restatement, and as a result has recorded an adjustment of $1,599,590 to deficit previously reported as at September 30, 2008. Of which, $258,556 relates to deferred organization costs associated with setting up its Life Settlement business and $1,341,034 relates to deferred commission costs for membership sales. These commission costs were deferred as the related membership revenue has not met the recognition criteria in accordance with Company’s accounting policy (note 2 (b)). This change in accounting policy in accordance with Canadian GAAP does not have corresponding change in standards under US GAAP. The Company decided to continue to account for deferred organization costs and deferred commission costs as it had been in prior periods; Deferred organization costs are expensed as incurred in accordance with ASC 720-15 (previously Statement of Position (SOP) No. 98-5, “Reporting on the Costs of Start-Up Activities”) and membership sales commission costs are deferred and amortize to operations on the same basis as the related membership sales are recognized as revenue. Thus, the adjustments to the opening deficit related to deferred commission costs as a result of the change in accounting policy under Canadian GAAP was reversed and corresponding amortization expense of deferred sales commissions are recognized in the table below.

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

23.	United States Generally Accepted Accounting Principles Reconciliation (continued)

(g)	Recent accounting pronouncements

(i)	December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R)), which replaces SFAS 141. SFAF 141(R) requires assets and liabilities acquired in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair values as of the date of acquisition. SFAS 141(R) also requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and will be effective for business combinations entered into after January 1, 2009.

(ii)	In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”, an Amendment of ARB No. 51 (SFAS 160). SFAS 160 clarifies the accounting for non-controlling interests and establishes accounting and reporting standards for the non-controlling interests in a subsidiary, including classification as a component of equity. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not currently have any minority interests.

(h)	Reconciliation

The effect of the differences between Canadian GAAP and US GAAP (including practices proscribed by the SEC) on the consolidated balance sheets and statements of operations and deficit are summarized as follows:

(i)	Total Assets

	September 30,	September 30,
	2009	2008
Total Assets under Canadian GAAP	$18,475,423	$29,481,590
Deferred costs, net (note 22(f))	875,250	1,341,034
Intangibles, net (note 22(d))	–	–

Total Assets under US GAAP	$19,350,673	$30,822,624

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

23.	United States Generally Accepted Accounting Principles Reconciliation (continued)

(h)	Reconciliation (continued)

(ii)	Capital stock

	September 30,	September 30,
	2009	2008

Capital stock, under Canadian GAAP	$25,810,369	$24,255,952
Contributed surplus	2,757,581	2,913,377
Adjustment for stock-based compensation
for non-employees (note 23(a))	684,664	684,664
Adjustment for acquisition of Fitness Vacations (note 23(b)(i))	1,217,705	1,217,705
Adjustment for accounts payable settled by share issuances
(notes 23(b)(ii) and (iii))	695,681	695,681

Capital stock, under US GAAP	$31,166,000	$29,767,379

(iii)	Deficit

			Nine-month
	Year ended	Year ended	period ended
	September 30,	September 30,	September 30,
	2009	2008	2007

Deficit, under Canadian GAAP	$(22,070,260)	$(16,725,977)	$(15,854,337)
Adjustment for Intangibles, net	–	–	(30,276)
Adjustment for stock-based
compensation for non-employees
for non-employees (note 23(a))	(684,664)	(684,664)	(684,664)
Adjustment for acquisition of Fitness
Vacations (note 23(b)(i))	(1,217,705)	(1,217,705)	(1,217,705)
Adjustment for accounts payable settled
by share issuances (notes 23(b)(ii) and (iii))	(695,681)	(695,681)	(695,681)
Adjustment to opening balance for deferred costs
(note 2(r))	–)	1,341,034	1,491,275
Adjustment for amortization of deferred costs
(notes23(f))	(875,250)	(547,662)	(416,063)

Deficit, under US GAAP	$(25,543,560)	$(18,530,655)	$(17,407,451)

FORUM NATIONAL INVESTMENTS LTD.

Notes to Consolidated Financial Statements
Year ended September 30, 2009, and 2008 and the nine month period ended
September 30, 2007
(Expressed in Canadian dollars)

23.	United States Generally Accepted Accounting Principles Reconciliation (continued)

(g)	Reconciliation (continued)

(iv)	Net income (loss) and earnings (loss) per share for:

		Nine-month
	Year ended	period ended	Year ended
	September 30,	September 30,	December 31,
	2009	2008	2007

Net income (loss) for the period,
under Canadian GAAP	$(5,322,613)	$(871,640)	$(2,500,922)
Adjustment for amortization of deferred costs (note 23(f))	(875,250)	(547,662)	(416,063)
Adjustment for Intangibles, net	–	(30,276)	(30,276)
Net income (loss) for the period,
under US GAAP	$(6,197,863)	$(1,449,578)	$(2,947,261)

Basic earnings (loss) per share, under US GAAP	$(0.15)	$(0.03)	$(0.15)
Diluted earnings per share, under US GAAP	$(0.15)	$(0.03)	$(0.15)